Exhibit 99.1

Reliant Bancorp, Inc. Reports Record Loans, Deposits and Assets for 2017

Community First Merger to Accelerate 2018 Growth

BRENTWOOD, Tenn.--(BUSINESS WIRE)--January 25, 2018--Reliant Bancorp, Inc., formerly Commerce Union Bancshares, Inc. (“Reliant Bancorp” or “the Company”) (Nasdaq: RBNC), the parent company for Reliant Bank (“Reliant”), announced today record loans, deposits and assets for the fourth quarter and year ended December 31, 2017.

Fourth quarter net income attributable to common shareholders was $1.2 million, or $0.13 per fully diluted share, compared with $2.0 million, or $0.25 per fully diluted share, recorded in the fourth quarter of 2016. Net income attributable to common shareholders for the full year 2017 was $7.2 million, or $0.88 per fully diluted share, compared with $8.9 million, or $1.16 per fully diluted share in 2016.

There were several items impacting the Company’s most recent quarterly and annual results for December 31, 2017:

  Merger expenses, net of taxes of $620,000 and $1.08 million for the three months and year ended December 31, 2017. There were no comparable expenses in 2016.
  Revaluation of the Company’s deferred tax asset offset by the deferred tax liability for a net charge of $620,000 for the three months and year ended December 31, 2017. There was no comparable revaluation in 2016.
  Purchase accounting adjustments positively impacting results, net of taxes of $19,000 and $71,000 for the three months and year ended December 31, 2017, and $55,000 and $694,000 for the three months and year ended December 31, 2016.
  Interest income recognized on payoff of purchased credit impaired loans totaling $218,000 and $382,000 for the years ended December 31, 2017 and 2016. There was no comparable interest income due to the payoff of purchased credit impaired loans for the fourth quarters of 2017 and 2016.
  Net gains from securities transactions, sale of other real estate, or disposal of premises and equipment, net of taxes of $0 and $22,000 for the three months and year ended December 31, 2017. Net losses, net of taxes of $197,000 for the three month ended December 31, 2016 and net gains, net of taxes of $208,000 for the year ended December 31, 2016.

The above items negatively impacted net income attributable to common shareholders, per diluted share by $0.13 and $0.17 for the three months and year ended December 31, 2017, and by $0.02 for the three months ended December 31, 2016, while positively impacting net income attributable to common shareholders by $0.17 per diluted share for the year ended December 31, 2016. In August of 2017, the Company raised $23.2 million, net of expenses, issuing 1.1 million shares of common stock in a private offering that increased average shares outstanding compared with the fourth quarter and full year 2016.

“We are excited to report record assets, loans and deposits for 2017,” stated DeVan D. Ard, Jr., Chairman, President and Chief Executive Officer. “Our results were due to organic growth across our markets, including growth in C&I, commercial real estate, and consumer loans. I am honored to welcome the shareholders and employees of Community First to Reliant Bancorp. We closed our merger on January 1, 2018, on time and immediately following the corporate name change to Reliant Bancorp. Both the completion of the merger and the name change move us further towards our strategic growth initiatives and provide a unique opportunity to build a progressive brand in our growing Middle Tennessee footprint.

“The Nashville area maintained its strength in job and wage growth in the fourth quarter of 2017, and unemployment rates in our key markets continued to decline, according to a recent report by MetroStudy. Additionally, business and consumer optimism continues to drive loan demand. In the fourth quarter, loan production exceeded $84 million, a 20% increase over the same period last year, and the loan pipeline entering the new year is healthy and diverse. The focus for the coming year will be the successful integration of Community First and leveraging our increased market presence in the greater middle Tennessee area,” continued Ard.

The Company continued its forward momentum with assets increasing 23.4% in 2017 to $1.13 billion. Strong loan production drove loans to a record level of $772.2 million – an increase of 15.8% since 2016. Core deposits rose 4% in the fourth quarter, and total deposits rose to $883.5 million at year end 2017, an increase of 15.7% from year end 2016. Reliant enters 2018 with more scale, an expanded footprint, stronger branding, and increased retail presence. All elements will play important roles in accelerating growth.

Balance Sheet Growth

($ in thousands)

	Q4 2017	Q3 2017	% Change	Q4 2016	% Change
Total assets	$1,125,034	$1,041,180	8.1%	$911,984	23.4%
Earning assets	1,062,993	984,277	8.0	851,136	24.9
Securities available for sale	220,201	192,277	14.5	146,813	50.0
Loans held for investment	772,219	749,361	3.1	666,783	15.8
Total deposits	883,519	840,448	5.1	763,834	15.7
Demand deposits	131,996	132,058	(0.1)	134,792	(2.1)
Total stockholders' equity	140,137	137,944	1.6	106,919	31.1

  Total assets increased $83.9 million, or 8.1%, to a record $1.13 billion at December 31, 2017, rising from $1.04 billion at September 30, 2017, and up $213.1 million, or 23.4% from December 31, 2016. The increase in assets was due primarily to growth in loans, investments, mortgage loans held for sale and bank-owned life insurance.
  Earning assets grew $78.7 million, or 8.0% in the fourth quarter, including $22.9 million in loans and $27.9 million in investment securities. Earning assets grew 24.9% from December 31, 2016, including an increase of $105.4 million in loans and $73.4 million in investment securities.
  Loans increased $22.9 million, or 3.1%, or 12.2% on an annualized basis, from September 30, 2017, to December 31, 2017, and were up 15.8% over December 31, 2016. Loan growth benefited from increased demand from commercial customers and home builders.
  Asset quality remained sound and improved from the prior quarters. Nonperforming assets to total assets improved to 0.46% at December 31, 2017, compared to 0.49% at September 30, 2017, and 0.62% at December 31, 2016. The Company had no other real estate owned at December 31, 2017, September 30, 2017, or December 31, 2016.
  Deferred tax assets totaled $1.3 million at December 31, 2017. Deferred tax assets were reduced by approximately $620,000 at year end 2017 due to the newly enacted Tax Cuts and Jobs Act that reduced the federal corporate tax rate from 35% to 21%.
  Total deposits rose to a record $883.5 million at December 31, 2017, an increase of 5.1%, or 20.5% annualized from September 30, 2017, and were up 15.7% over December 31, 2016. Deposit growth from the prior year generally benefited from increases in time deposits. Demand deposits remained flat during the quarter and were down 2.1% since December 31, 2016. The Company continues to enhance its efforts to seek these low-cost deposits in the market.
  Total stockholders’ equity grew by 1.6% during the quarter to $140.1 million and grew 31.1% since December 31, 2016. The growth benefited from our August 2017, $23.2 million capital raise, net of expenses, as well as our earnings accretion, an improvement in the Accumulated Other Comprehensive Income and capital raised through the exercises of employee stock options. These items were partially offset by the quarterly cash dividends declared throughout 2017.

Revenue Growth and Profitability

($ in thousands except per share amounts)

	Q4 2017	Q3 2017	% Change	Q4 2016	% Change
Net income attributable to common shareholders	$1,155	$1,846	(37.4)%	$1,971	(41.4)%
Merger expenses, net of taxes	620	460	34.8	-	100.0
Fully diluted EPS	0.13	0.22	(40.9)	0.25	(48.0)
Net interest income	8,917	9,096	(2.0)	8,043	10.9
Net interest margin	3.80%	4.08%	(28BP )	4.03%	(23BP )
Provision for loan losses	121	540	(77.6)	208	(41.8)
Non-interest income	1,553	2,087	(25.6)	869	78.7
Non-interest expense	8,442	8,497	(0.6)	6,827	23.7

  Net income attributable to common shareholders was $1.2 million in the fourth quarter of 2017, compared to $1.8 million in the third quarter of 2017, and $2.0 million in the fourth quarter of 2016. The decrease in earnings from the prior quarters was due primarily to a $620,000 charge related to the fourth quarter write-down of deferred tax assets. In addition, the Company reported $620,000 of net merger expenses in the fourth quarter of 2017 associated with our merger with Community First compared to $460,000 in the third quarter of 2017 and no comparable expense in the fourth quarter of 2016.
  Return on average assets for the quarter ended December 31, 2017, was 0.43% compared to 0.73% for the third quarter of 2017, and 0.87% for the fourth quarter of 2016. Our return on average assets was strongly influenced by the items impacting our net income attributable to common shareholders discussed above.
  Return on average equity for the quarter ended December 31, 2017, was 3.41%, compared to 6.18% in the third quarter of 2017, and 7.33% in the fourth quarter of 2016. Our return on average equity was affected by the changes in net income attributable to common shareholders discussed above as well as the capital raise completed in August 2017.
  Total interest income increased to $10.9 million in the fourth quarter of 2017, up 2.1%, compared to the third quarter of 2017, and up 21.3%, compared to the fourth quarter of 2016. The increases were driven by growth in earning assets, including loans and investment securities offset by a reduction of discount accretion relating to purchase accounting when compared to the fourth quarter of the prior year. Net interest income was $8.9 million in the fourth quarter of 2017, down 2.0% from the third quarter of 2017 due mainly to a higher cost of funds.
  Net interest margin for the quarter ended December 31, 2017, was 3.80%, compared with 4.08% in the third quarter of 2017, and 4.03% for the fourth quarter of 2016. The decrease in net interest margin from the prior quarter and year was due to the factors affecting interest income mentioned in the above bullet and the higher cost of funds.
  The Company continued to add volume and better yields to its investment portfolio. Securities available for sale grew to $220.2 million as of December 31, 2017, an increase of 14.5% from September 30, 2017, and 50.0% from December 31, 2016. The average tax-equivalent yield increased to 3.78% in the fourth quarter of 2017, compared to 3.18% in the same quarter of 2016.
  Provision for loan losses was $121,000 for the fourth quarter of 2017, compared to $540,000 in the third quarter of 2017, and $208,000 in the fourth quarter of 2016. The provision for loan losses declined due to improved credit metrics compared with the third quarter of 2017 and fourth quarter of 2016. The Company had net charge-offs of $12,000 in the fourth quarter of 2017, compared to net charge-offs of $302,000 in the third quarter of 2017 and net recoveries of $74,000 in the fourth quarter of 2016.
  Noninterest income was $1.6 million in the fourth quarter of 2017, compared to $2.1 million in the third quarter of 2017, and $869,000 in the fourth quarter of 2016. Revenue from mortgage loans sold declined by $647,000 from the third quarter of 2017 and increased $282,000 from the fourth quarter of 2016. Based on its joint-venture agreement, the Company does not absorb any losses incurred by its mortgage venture, and until previous losses born by the venture’s non-controlling member are offset, will not recognize profit. For the fourth quarter of 2017, the mortgage subsidiary incurred a net loss of $185,000 that was allocated 100% to the non-controlling member of the venture compared with a loss of $6,000 in the third quarter of 2017 and a loss of $532,000 in the fourth quarter of 2016.
  Noninterest expenses were $8.4 million in the fourth quarter of 2017, compared to $8.5 million in the third quarter of 2017, and $6.8 million in the fourth quarter of 2016. The increase from the fourth quarter of 2016 was due to the merger expenses incurred in the fourth quarter of 2017 previously discussed, and additional commission expense relating to mortgage loan sales compared with the fourth quarter of 2016.
  The subsidiary Bank’s efficiency ratio, excluding the mortgage subsidiary, for the quarter ended December 31, 2017, was 58.2%, compared to 57.2% in the third quarter of 2017, and 58.0% for the fourth quarter of 2016.
  Income tax expense totaled $937,000 in the fourth quarter of 2017, compared to $306,000 in the third quarter of 2017, and $438,000 in the fourth quarter of 2016. The fourth quarter 2017 tax expense included a $620,000 charge arising from the Company’s deferred tax asset offset by a deferred tax liability arising from the newly enacted Tax Cuts and Jobs Act. The Company’s consolidated effective tax rate is impacted by the consolidation of pre-tax profits and losses from our mortgage venture with the federal portion of the income tax expense or benefit being solely attributable to the non-controlling member. For this reason, our consolidated income tax rate can vary significantly depending on the amount of mortgage venture income or losses being consolidated. Our effective tax rate that is attributable to our retail banking segment is the rate applicable to our common shareholders. This rate was 15.6% for the fourth quarter of 2017, after excluding the effect of the tax law change in December 2017, compared to 14.2% in the third quarter of 2017, and 19.4% in the fourth quarter of 2016. The Company expects to benefit from lower federal income taxes in 2018 due to the newly enacted Tax Cuts and Jobs Act.

Strong Capital Position

Reliant’s capital position remained strong at December 31, 2017. Reliant maintained a December 31, 2017, Tier 1 leverage ratio of 11.68%, compared to a 12.20% ratio at September 30, 2017, and 10.75% at December 31, 2016. Total stockholders’ equity rose to $140.1 million and tangible book value per common share grew to $14.11 at December 31, 2017, from $13.88 at September 30, 2017, and $12.08 at December 31, 2016, reflecting the impact of our private placement in the third quarter of 2017 as well as earnings accretion. Reliant’s capital ratios are expected to be maintained significantly above the ratios of a “well-capitalized” institution.

“We expect 2018 to be another solid year of growth for Reliant Bank and Reliant Bancorp. The Community First merger provides Reliant with a solid platform to build on during the year as we consolidate their operations and expand our services into their legacy markets. Although we expect expenses related to the merger to continue through the first half of 2018 as we integrate our banks, we also expect the lower federal tax rate to largely offset these costs. Our entire team remains focused on providing our customers with great service as we continue to seek opportunities that will build future profitability,” concluded Ard.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The non-GAAP measures in this release below include “adjusted net interest margin,” “adjusted net income attributable to common shareholders and related impact on ROA, ROE, and earnings per diluted share,” and “efficiency ratio.” We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe certain purchase accounting adjustments, income relating to the recoveries of purchased credit impaired loans, gains or losses on securities transactions, gains or losses on the sale of assets, gains or losses on disposal of premises and equipment, and merger expenses do not necessarily reflect the operational performance of the business in these periods; accordingly, it is useful to consider these line items with and without such adjustments. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under generally accepted accounting principles.

About Reliant Bancorp and Reliant Bank

Reliant Bancorp, Inc. is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Sumner, Williamson, Maury and Hickman counties, Tennessee along with loan and deposit production offices in Rutherford and Hamilton counties, Tennessee, through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. As of December 31, 2017, Reliant Bancorp had approximately $1.13 billion in total assets, approximately $772 million in loans and approximately $884 million in deposits. For additional information, locations and hours of operation, please visit their website at www.reliantbank.com.

Forward Looking Statements

All statements, other than statements of historical fact, included in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “expect,” “may,” “will,” “assume,” “should,” “predict,” “could,” “would,” “intend,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements about the benefits to Reliant Bancorp of the Community First merger, Reliant Bancorp’s future financial and operating results (including the anticipated impact of the transaction on the combined company’s earnings per share and tangible book value) and Reliant Bancorp’s plans, objectives and intentions.

All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Reliant Bancorp to differ materially from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the Community First merger may not be realized or take longer than anticipated to be realized, (2) the ability of Reliant Bancorp to meet expectations regarding the accounting and tax treatment of the transaction, (3) the effect of the announcement or completion of the transaction on employee and customer relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees and customers), (4) the risk that integration of Community First’s operations with those of Reliant Bancorp will be materially delayed or will be more costly or difficult than expected, (5) the amount of costs, fees, expenses, and charges related to the transaction, (6) reputational risk and the reaction of the parties’ customers, suppliers, employees or other business partners to the transaction, (7) the dilution caused by Reliant Bancorp’s issuance of additional shares of its common stock in the transaction, and (8) general competitive, economic, political and market conditions. Additional factors which could affect the forward-looking statements can be found in Reliant Bancorp’s (formerly Commerce Union Bancshares, Inc.) annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at http://www.sec.gov. Reliant Bancorp believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. Reliant Bancorp disclaims any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

RELIANT BANCORP, INC. CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2017, SEPTEMBER 30, 2017 AND DECEMBER 30, 2016 (Dollar Amounts in Thousands) (Unaudited)

ASSETS
	December 31,	September 30,	December 31,
	2017	2017	2016
Cash and due from banks	$20,497	$18,277	$23,413
Federal funds sold	171	669	830
Total cash and cash equivalents	20,668	18,946	24,243
Securities available for sale	220,201	192,277	146,813
Loans, net of unearned income	772,219	749,361	666,783
Allowance for loan losses	(9,731)	(9,623)	(9,082)
Loans, net	762,488	739,738	657,701
Mortgage loans held for sale, net	45,322	19,475	11,831
Accrued interest receivable	5,744	4,999	3,786
Premises and equipment, net	9,790	9,558	9,093
Restricted equity securities, at cost	7,774	7,163	7,133
Cash surrender value of life insurance contracts	33,663	29,422	24,827
Deferred tax assets, net	1,250	2,776	3,437
Goodwill	11,404	11,404	11,404
Core deposit intangibles	1,280	1,336	1,582
Other assets	5,450	4,086	10,134

TOTAL ASSETS	$1,125,034	$1,041,180	$911,984

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits
Demand	$131,996	$132,058	$134,792
Interest-bearing demand	88,230	79,439	85,478
Savings and money market deposit accounts	205,230	197,521	183,788
Time	458,063	431,430	359,776
Total deposits	883,519	840,448	763,834
Accrued interest payable	305	220	107
Federal funds purchased	-	-	3,671
Federal Home Loan Bank advances	96,747	56,720	32,287
Dividends payable	542	541	1,711
Other liabilities	3,784	5,307	3,455

TOTAL LIABILITIES	984,897	903,236	805,065

STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued to date	-	-	-
Common stock, $1 par value; 30,000,000 shares authorized; 9,034,439, 9,022,098 and 7,778,309 shares issued and outstanding at December 31, 2017, September 30, 2017 and December 31, 2016, respectively	9,034	9,022	7,778
Additional paid-in capital	112,437	112,202	89,045
Retained earnings	17,192	16,821	12,212
Accumulated other comprehensive income (loss)	1,474	(101)	(2,116)

TOTAL STOCKHOLDERS’ EQUITY	140,137	137,944	106,919

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,125,034	$1,041,180	$911,984

RELIANT BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIODS INDICATED (Dollar Amounts in Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
INTEREST INCOME
Interest and fees on loans	$8,983	$9,078	$7,894	$34,176	$31,905
Interest and fees on loans held for sale	448	211	110	868	$773
Interest on investment securities, taxable	177	179	135	691	724
Interest on investment securities, nontaxable	1,108	1,022	705	3,904	2,211
Federal funds sold and other	138	137	104	519	402

TOTAL INTEREST INCOME	10,854	10,627	8,948	40,158	36,015

INTEREST EXPENSE
Deposits
Demand	42	42	45	173	182
Savings and money market deposit accounts	191	207	152	748	632
Time	1,432	1,117	575	4,095	1,835
Federal Home Loan Bank advances and other	272	165	133	655	714

TOTAL INTEREST EXPENSE	1,937	1,531	905	5,671	3,363

NET INTEREST INCOME	8,917	9,096	8,043	34,487	32,652

PROVISION FOR LOAN LOSSES	121	540	208	1,316	968

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,796	8,556	7,835	33,171	31,684

NONINTEREST INCOME
Service charges on deposit accounts	315	309	313	1,251	1,239
Gains on mortgage loans sold, net	924	1,571	642	3,675	6,317
Gain on securities transactions, net	-	-	(320)	59	36
Gain on sale of other real estate	1	1	-	27	301
Loss on disposal of premises and equipment	(2)	(50)	-	(52)	-
Other	315	256	234	1,050	907

TOTAL NONINTEREST INCOME	1,553	2,087	869	6,010	8,800

NONINTEREST EXPENSE
Salaries and employee benefits	4,798	4,880	3,962	18,432	18,256
Occupancy	871	850	768	3,353	3,174
Information technology	791	732	637	2,715	2,486
Advertising and public relations	60	81	160	264	702
Audit, legal and consulting	1,218	1,046	294	2,865	1,287
Federal deposit insurance	79	100	89	399	438
Provision for losses on other real estate	-	-	-	-	70
Other operating	625	808	917	3,048	3,961

TOTAL NONINTEREST EXPENSE	8,442	8,497	6,827	31,076	30,374

INCOME BEFORE PROVISION FOR INCOME TAXES	1,907	2,146	1,877	8,105	10,110

INCOME TAX EXPENSE	937	306	438	1,942	2,213

CONSOLIDATED NET INCOME	970	1,840	1,439	6,163	7,897

NONCONTROLLING INTEREST IN NET LOSS OF SUBSIDIARY	185	6	532	1,083	1,039

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$1,155	$1,846	$1,971	$7,246	$8,936

Basic net income attributable to common shareholders, per share	$0.13	$0.23	$0.26	$0.89	$1.18
Diluted net income attributable to common shareholders, per share	$0.13	$0.22	$0.25	$0.88	$1.16

RELIANT, INC. SEGMENT FINANCIAL INFORMATION FOR THE PERIODS INDICATED (Dollar Amounts in Thousands) (Unaudited)

Retail Banking	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net interest income	$8,537	$8,924	$7,953	$33,761	$32,035
Provision for loan losses	121	540	208	1,316	968
Noninterest income	629	516	228	2,333	2,481
Noninterest expense	6,943	6,748	5,527	25,524	22,327
Income before provision for income taxes	2,102	2,152	2,446	9,254	11,221
Income tax expense	947	306	475	2,008	2,285
Net income attributable to common shareholders	$1,155	$1,846	$1,971	$7,246	$8,936

Residential Mortgage Banking	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net interest income	$380	$172	$90	$726	$617
Provision for loan losses	-	-	-	-	-
Noninterest income	924	1,571	641	3,677	6,319
Noninterest expense	1,499	1,749	1,300	5,552	8,047
Loss before provision for income taxes	(195)	(6)	(569)	(1,149)	(1,111)
Income tax benefit	(10)	-	(37)	(66)	(72)
Net loss	(185)	(6)	(532)	(1,083)	(1,039)
Noncontrolling interest in net loss of subsidiary	185	6	532	1,083	1,039
Net income attributable to common shareholders	$-	$-	$-	$-	$-

The above financial information is presented, net of intercompany eliminations.

	RELIANT BANCORP, INC. SELECTED QUARTERLY FINANCIAL DATA AT OR FOR THE THREE MONTHS ENDED (Dollar Amounts in Thousands, Except Per Share Amounts) (Unaudited)

		December 31,	September 30,	June 30,	March 31,	December 31,
		2017	2017	2017	2017	2016
	Selected Income Statement Data
	Total interest income	$10,854	$10,627	$9,704	$8,973	$8,948
	Total interest expense	1,937	1,531	1,201	1,002	905
	Net interest income	8,917	9,096	8,503	7,971	8,043
	Provision for loan losses	121	540	245	410	208
	Net interest income after provision for loan losses	8,796	8,556	8,258	7,561	7,835
	Noninterest income	1,553	2,087	1,231	1,139	869
	Noninterest expense	8,442	8,497	7,268	6,869	6,827
	Income tax expense	937	306	427	272	438
	Consolidated net income	970	1,840	1,794	1,559	1,439
	Noncontrolling interest in net (income) loss of subsidiary	185	6	393	499	532
	Net income attributable to common shareholders	1,155	1,846	2,187	2,058	1,971

	Per Common Share Data
	Net income attributable to common shareholders, per share
	Basic	$0.13	$0.23	$0.28	$0.27	$0.26
	Diluted	$0.13	$0.22	$0.28	$0.26	$0.25
	Book value per common share	$15.51	$15.29	$14.36	$14.00	$13.75
	Tangible book value per common share	$14.11	$13.88	$12.73	$12.36	$12.08
	Basic weighted average common shares	8,942,656	8,174,973	7,775,179	7,741,305	7,719,126
	Diluted weighted average common shares	9,039,050	8,280,858	7,873,126	7,876,978	7,853,581
	Common shares outstanding at period end	9,034,439	9,022,098	7,839,562	7,826,450	7,778,309

	Selected Balance Sheet Data
	Total assets	$1,125,034	$1,041,180	$1,003,950	$962,465	$911,984
	Securities available for sale	220,201	192,277	184,789	179,266	146,813
	Loans, net of unearned income	772,219	749,361	719,834	697,632	666,783
	Allowance for loan losses	9,731	9,623	9,385	9,090	9,082
	Mortgage loans held for sale	45,322	19,475	12,031	9,798	11,831
	Other real estate	-	-	-	-	-
	Goodwill	11,404	11,404	11,404	11,404	11,404
	Core deposit intangibles	1,280	1,336	1,404	1,493	1,582
	Non-interest bearing deposits	131,996	132,058	136,467	135,939	134,792
	Total deposits	883,519	840,448	840,014	826,183	763,834
	Federal Home Loan Bank advances	96,747	56,720	44,910	24,099	32,287
	Total stockholders' equity	140,137	137,944	112,589	109,595	106,919
	Average loans	755,844	727,453	703,596	673,036	657,203
	Average earning assets (1)	1,012,932	955,724	919,463	870,386	851,652
	Average total assets	1,072,812	1,010,536	972,112	926,282	902,547
	Average stockholders' equity	135,332	119,427	109,637	106,726	107,529

(1)

Average earning assets is the daily average of earning assets. Earning assets consists of loans, mortgage loans held for sale, federal funds sold, deposits with banks, investment securities and restricted equity securities.

RELIANT BANCORP, INC. SELECTED QUARTERLY FINANCIAL DATA AT OR FOR THE THREE MONTHS ENDED (Dollar Amounts in Thousands, Except Per Share Amounts) (Unaudited)

		December 31,	September 30,	June 30,	March 31,	December 31,
		2017	2017	2017	2017	2016
	Selected Asset Quality Measures
	Nonaccrual loans	$5,161	$4,950	$5,856	$5,497	$5,634
	90+ days past due still accruing	-	200	251	-	-
	Total nonperforming loans	5,161	5,150	6,107	5,497	5,634
	Total nonperforming assets (1)	5,161	5,150	6,107	5,497	5,634
	Net charge offs (recoveries)	12	302	(49)	401	(74)
	Nonperforming loans to total loans	0.67%	0.69%	0.85%	0.79%	0.84%
	Nonperforming assets to total assets	0.46%	0.49%	0.61%	0.57%	0.62%
	Nonperforming assets to total loans and other real estate	0.67%	0.69%	0.85%	0.79%	0.84%
	Allowance for loan losses to total loans	1.26%	1.28%	1.30%	1.30%	1.36%
	Allowance for loan losses to nonperforming loans	188.55%	186.85%	153.68%	165.36%	161.20%
	Net charge offs (recoveries) to average loans (2)	0.01%	0.17%	(0.03%)	0.24%	(0.05%)

	Capital Ratios (Bank Subsidiary Only)
	Tier 1 leverage	11.68%	12.20%	10.29%	10.69%	10.75%
	Common equity tier 1	13.67%	14.20%	12.08%	12.50%	12.89%
	Tier 1 risk-based capital	13.67%	14.20%	12.08%	12.50%	12.89%
	Total risk-based capital	14.74%	15.33%	13.23%	13.67%	14.11%

	Selected Performance Ratios (2) (3)
	Return on average assets (ROA)	0.43%	0.73%	0.90%	0.89%	0.87%
	Return on average stockholders' equity (ROE)	3.41%	6.18%	7.98%	7.71%	7.33%
	Net interest margin	3.80%	4.08%	4.01%	4.01%	4.03%

(1)	Nonperforming assets consist of nonperforming loans (excluding troubled debt restructurings) and other real estate
(2)	Data has been annualized
(3)

Return on average assets is defined as net income attributable to common shareholders divided by average total assets; return on average stockholders’ equity is defined as net income attributable to common shareholders divided by average stockholders’ equity; net interest margin is defined as net interest income calculated on a tax-equivalent basis divided by average earning assets

RELIANT BANCORP, INC. YIELD TABLES FOR THE THREE MONTHS ENDED DECEMBER 31, 2017 AND 2016 (Dollar Amounts in Thousands) (Unaudited)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the three months ended December 31, 2017 and 2016:

	Three Months Ended December 31, 2017			Three Months Ended December 31, 2016			Change
	Average Balances	Rates / Yields (%)	Interest Income / Expense	Average Balances	Rates / Yields (%)	Interest Income/ Expense	Due to Volume	Due to Rate	Total
Interest earning assets
Loans	$755,844	4.56	$8,512	$657,203	4.55	$7,348	$1,147	$17	$1,164
Loan fees	-	0.25	471	-	0.33	546	(75)	-	(75)
Loans with fees	755,844	4.81	8,983	657,203	4.88	7,894	1,072	17	1,089
Mortgage loans held for sale	36,134	4.92	448	11,205	3.91	110	303	35	338
Deposits with banks	14,530	0.74	27	19,021	0.33	16	(23)	34	11
Investment securities - taxable	29,179	2.41	177	30,332	1.77	135	(32)	74	42
Investment securities - tax-exempt	169,549	4.01	1,108	126,465	3.52	705	286	117	403
Fed funds sold and other	7,696	5.72	111	7,426	4.71	88	3	20	23
Total earning assets	1,012,932	4.55	10,854	851,652	4.45	8,948	1,609	297	1,906
Nonearning assets	59,880			50,895
Total Assets	$1,072,812			$902,547
Interest bearing liabilities
Interest bearing demand	83,763	0.21	42	86,288	0.21	45	-	-	-
Savings and money market	186,846	0.41	191	180,731	0.33	152	5	34	39
Time deposits - retail	351,093	1.28	1,132	209,600	0.7	369	342	420	762
Time deposits - wholesale	91,143	1.31	300	94,939	0.86	206	(55)	149	94
Total interest bearing deposits	712,845	0.93	1,665	571,558	0.54	772	292	603	895
Federal Home Loan Bank advances	79,527	1.36	272	79,165	0.67	133	1	138	139
Total interest-bearing liabilities	792,372	0.97	1,939	650,723	0.55	905	293	741	1,034
Net interest rate spread (%) / Net Interest Income ($)		3.58	$8,917		3.90	$8,043	$1,316	$(444)	$872
Non-interest bearing deposits	133,108	(0.13)		139,896	(0.09)
Other non-interest bearing liabilities	12,000			4,399
Stockholder's equity	135,332			107,529
Total liabilities and stockholders' equity	$1,072,812			$902,547
Cost of funds		0.84			0.46
Net interest margin		3.80			4.03

Yield Table Assumptions - Average loan balances are inclusive of nonperforming loans. Yields computed on tax-exempt instruments are on a tax equivalent basis. Net interest spread is calculated as the yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. Net interest margin is the result of net interest income calculated on a tax-equivalent basis divided by average interest earning assets for the period. Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. Changes not due solely to volume or rate changes are allocated to volume change and rate change in proportion to the relationship of the absolute dollar amounts of the change in each category.

RELIANT BANCORP, INC. YIELD TABLES FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016 (Dollar Amounts in Thousands) (Unaudited)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the years ended December 31, 2017 and 2016:

	Year Ended December 31, 2017			Year Ended December 31, 2016			Change
	Average Balances	Rates / Yields (%)	Interest Income / Expense	Average Balances	Rates / Yields (%)	Interest Income / Expense	Due to Volume	Due to Rate	Total
Interest earning assets
Loans	$714,982	4.59	$32,164	$640,592	4.78	$29,950	$3,463	$(1,249)	$2,214
Loan fees	-	0.28	2,012	-	0.31	1,955	57	-	57
Loans with fees	714,982	4.87	34,176	640,592	5.09	31,905	3,520	(1,249)	2,271
Mortgage loans held for sale	19,016	4.56	868	21,064	3.67	773	(80)	175	95
Deposits with banks	15,177	0.71	107	20,240	0.35	70	(22)	59	37
Investment securities - taxable	31,557	2.19	691	40,463	1.79	724	(177)	144	(33)
Investment securities - tax-exempt	151,446	4.02	3,904	105,536	3.39	2,211	1,186	507	1,693
Fed funds sold and other	7,769	5.30	412	7,442	4.46	332	15	65	80
Total earning assets	939,947	4.58	40,158	835,337	4.56	36,015	4,442	(299)	4,143
Nonearning assets	55,489			49,737
Total Assets	$995,436			$885,074
Interest bearing liabilities
Interest bearing demand	84,171	0.21	173	88,775	0.21	182	(9)	-	(9)
Savings and money market	196,939	0.38	748	186,473	0.34	632	38	78	116
Time deposits - retail	319,456	0.98	3,126	159,351	0.70	1,116	1,438	572	2,010
Time deposits - wholesale	88,114	1.10	969	102,626	0.7	719	(114)	364	250
Total interest bearing deposits	688,680	0.73	5,016	537,225	0.49	2,649	1,353	1,014	2,367
Federal Home Loan Bank advances and other	50,730	1.29	655	111,290	0.64	714	(526)	467	(59)
Total interest-bearing liabilities	739,410	0.77	5,671	648,515	0.52	3,363	827	1,481	2,308
Net interest rate spread (%) / Net Interest Income ($)		3.81	$34,487		4.04	$32,652	$3,615	$(1,780)	$1,835
Non-interest bearing deposits	134,408	(0.12)		127,619	(0.09)
Other non-interest bearing liabilities	3,838			4,724
Stockholder's equity	117,780			104,216
Total liabilities and stockholders' equity	$995,436			$885,074
Cost of funds		0.65			0.43
Net interest margin		3.97			4.15

Yield Table Assumptions - Average loan balances are inclusive of nonperforming loans. Yields computed on tax-exempt instruments are on a tax equivalent basis. Net interest spread is calculated as the yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. Net interest margin is the result of net interest income calculated on a tax-equivalent basis divided by average interest earning assets for the period. Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. Changes not due solely to volume or rate changes are allocated to volume change and rate change in proportion to the relationship of the absolute dollar amounts of the change in each category.

RELIANT BANCORP, INC. SELECTED QUARTERLY FINANCIAL DATA AT OR FOR THE THREE MONTHS ENDED NON-GAAP FINANCIAL MEASURES (Dollar Amounts in Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
NON-GAAP FINANCIAL MEASURES
Adjusted net interest margin (1)
Net interest income	$8,917	$9,096	$8,043	$34,487	$32,652
Purchase accounting adjustments	(141)	(121)	(162)	(505)	(1,414)
Interest income recognized on payoff of purchased credit impaired loan	-	(354)	-	(354)	(619)
Adjusted net interest income	$8,776	$8,621	$7,881	$33,628	$30,619
Adjusted net interest margin	3.74%	3.88%	3.95%	3.88%	3.91%

Adjusted Net Income Attributable to Common Shareholders and Related Impact on ROA, ROE, and Earnings per Diluted Share (1)
Net income attributable to common shareholders	$1,155	$1,846	$1,971	$7,246	$8,936
Interest income recognized on payoff of purchased credit impaired loan, net of taxes	-	(218)	-	(218)	(382)
Purchase accounting adjustments, net of taxes	(19)	(19)	(55)	(71)	(694)
Gain on securities transactions, net of taxes	-	-	197	(36)	(22)
Gain on sale of other real estate, net of taxes	(1)	(1)	-	(18)	(186)
Loss on disposal of premises and equipment, net of taxes	1	31	-	32	-
Merger expenses, net of taxes	620	460	-	1,080	-
Deferred tax asset revaluation	620	-	-	620	-
Adjusted net income attributable to common shareholders, per diluted share	$2,376	$2,099	$2,113	$8,635	$7,652
Adjusted return on average assets	0.89%	0.83%	0.94%	0.87%	0.86%
Adjusted return on average stockholders' equity	7.02%	7.03%	7.86%	7.33%	7.34%
Adjusted net income attributable to common shareholders, per diluted share	$0.26	$0.25	$0.27	$1.05	$0.99

Efficiency ratio (subsidiary bank only excluding mortgage segment) (1)
Non-interest expense	$5,691	$5,747	$5,169	$22,605	$21,001

Net interest income	8,537	8,924	7,953	33,762	32,036
Tax equivalent adjustment for tax exempt interest income	613	566	414	2,183	1,362
Non-interest income	629	516	228	2,333	2,482
Less gain on sale of other real estate and other assets	(1)	(1)	-	(27)	(295)
Less (gain) loss on sale of securities	-	-	320	(59)	(36)
Add loss on disposal of premises and equipment	2	50	-	52	-
Adjusted operating income	$9,780	$10,055	$8,915	$38,244	$35,549

Efficiency Ratio	58.19%	57.16%	57.98%	59.11%	59.08%

(1) Not a recognized measure under generally accepted accounting principles (GAAP)

CONTACT:
Reliant Bancorp, Inc.
DeVan Ard, 615-221-2020
Chairman, President and Chief Executive Officer